Exhibit 99.1

Contact:	Office of Investor Relations
e-Mail:	InvestorRelations@SafetyInsurance.com
Telephone:	877-951-2522

SAFETY ANNOUNCES FOURTH QUARTER 2005 RESULTS

Boston, Massachusetts, March 10, 2006.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported fourth quarter 2005 results.  Net income for the quarter ended December 31, 2005 was $27.0 million, or $1.69 per diluted share, compared to $13.2 million, or $0.84 per diluted share, for the comparable 2004 period.  Net income for the year ended December 31, 2005 was $95.2 million, or $5.97 per diluted share, compared to $45.0 million, or $2.90 per diluted share, for 2004.  Safety’s book value per share increased to $24.57 at December 31, 2005 after paying $0.60 per share in dividends to investors during 2005, compared to $19.70 at December 31, 2004 after paying $0.44 per share in dividends to investors during 2004.

Direct written premiums for the quarter ended December 31, 2005 increased by $3.3 million, or 2.5%, to $134.7 million from $131.4 million for the comparable 2004 period.  Direct written premiums for the year ended December 31, 2005 increased by $20.8 million, or 3.3%, to $649.1 million from $628.3 million for 2004.  The 2005 increase occurred primarily in our personal automobile line, which experienced a 0.1% increase in average written premium and a 2.4% increase in written exposures. In addition, our commercial automobile line’s average written premium decreased by 0.3%, which was more than offset by a 7.6% increase in written exposures, and our homeowners line’s average written premium increased by 7.3%, which was partly offset by a 2.9% decrease in written exposures.

Net written premiums for the quarter ended December 31, 2005 decreased by $8.8 million, or 6.7%, to $121.6 million from $130.4 million for the comparable 2004 period primarily due to a decrease in premiums assumed from Commonwealth Automobile Reinsurers (“CAR”).  Net written premiums for the year ended December 31, 2005 increased by $13.9 million, or 2.2%, to $632.8 million from $618.9 million for 2004.  Net earned premiums for the quarter ended December 31, 2005 increased by $0.1 million to $152.4 million from $152.3 million for the comparable 2004 period.  Net earned premiums for the year ended December 31, 2005 increased by $30.5 million, or 5.1%, to $622.8 million from $592.3 million for 2004. These increases were primarily due to the factors that increased direct written premiums combined with a decrease in premiums ceded to CAR.

Net investment income for the quarter ended December 31, 2005 was $8.5 million compared to $6.9 million for the comparable 2004 period. Net investment income for the year ended December 31, 2005 was $31.6 million compared to $27.2 million for 2004.  Average cash and investment securities (at cost) increased by $102.6 million, or 14.0%, to $837.2 million for the year ended December 31, 2005 from $734.6 million for the year ended December 31, 2004 due primarily to a $72.9 million increase in average cash and cash equivalents.  Net effective annualized yield on the investment portfolio increased to 3.8% during 2005 from 3.7% during 2004.  Our duration decreased to 3.2 years at December 31, 2005 from 3.4 years at December 31, 2004.   Net realized gains on investments decreased to $0.3 million for the year ended December 31, 2005 from $1.3 million for 2004.

Loss, expense and combined ratios calculated under U.S. generally accepted accounting principles (“GAAP”) for the quarter ended December 31, 2005 were 60.3%, 21.9% and 82.2% compared to 68.8%, 25.2% and 94.0% for the comparable 2004 period. Loss, expense and combined ratios calculated under GAAP for the year ended December 31, 2005 were 61.9%, 23.5% and 85.4% compared to 71.8%, 24.5% and 96.3% for 2004.  The loss ratio improved as a result of favorable loss development in CAR prior year results, a decrease in personal and commercial automobile bodily injury claim frequency, and favorable loss development in our personal automobile line prior year results.  Total prior year favorable development included in the pre-tax results for the quarter and year ended December 31, 2005 was $12.1 million and $39.6 million, respectively, compared to prior year favorable development for the quarter and year ended December 31, 2004 of $4.6 million and $6.8 million, respectively.

On February 16, 2006, the Board of Directors approved and declared a $0.18 per share quarterly cash dividend on the issued and outstanding common stock, payable on March 15, 2006 to shareholders of record at the close of business on March 1, 2006.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company and Safety Indemnity Insurance Company, which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety”, “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety expects to file its December 31, 2005 Form 10-K with the SEC no later than March 16, 2006 and urges shareholders to refer to those documents for more complete information concerning Safety’s financial results.

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws.

Forward-looking statements might include one or more of the following, among others:

•                  Projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

•                  Descriptions of plans or objectives of management for future operations, products or services;

•                  Forecasts of future economic performance, liquidity, need for funding and income; and

•                  Descriptions of assumptions underlying or relating to any of the foregoing.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.   Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our prospectus in the registration statement on Form S-1 filed with the SEC on November 22, 2002.

Some other factors, such as market, operational, liquidity, interest rate, equity and other risks, are described elsewhere in our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K. Factors relating to the regulation and supervision of our Company are also described or incorporated in our Quarterly Reports on Form 10-Q and our Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2005. There are other factors besides those described or incorporated in this release or in the reports on Form 10-Q and Form 10-K that could cause actual conditions, events or results to differ from those in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31,
	2005	2004
Assets
Investment securities available for sale:
Fixed maturities, at fair value (amortized cost: $713,930 and $650,159)	$712,538	$663,509
Equity securities, at fair value (cost: $1,895 and $1,037)	2,005	1,087
Total investment securities	714,543	664,596
Cash and cash equivalents	163,027	155,673
Accounts receivable, net of allowance for doubtful accounts	154,421	150,451
Accrued investment income	7,856	7,008
Taxes recoverable	318	—
Receivable from reinsurers related to paid loss and loss adjustment expenses	18,750	18,980
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	80,550	84,167
Prepaid reinsurance premiums	37,174	43,402
Deferred policy acquisition costs	45,480	42,919
Deferred income taxes	18,120	12,679
Equity and deposits in pools	14,631	23,678
Other assets	2,805	2,892
Total assets	$1,257,675	$1,206,445

Liabilities
Loss and loss adjustment expense reserves	$450,716	$450,897
Unearned premium reserves	341,562	337,786
Accounts payable and accrued liabilities	44,372	43,684
Taxes payable	—	3,509
Outstanding claims drafts	19,825	16,832
Payable to reinsurers	12,985	16,990
Payable for securities purchased	—	10,972
Capital lease obligations	266	485
Debt	—	19,956
Total liabilities	869,726	901,111

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 15,787,947 and 15,500,052 shares issued and outstanding , respectively	158	155
Additional paid-in capital	120,451	114,070
Accumulated other comprehensive (loss) income, net of taxes	(833)	8,709
Retained earnings	268,173	182,400
Total shareholders’ equity	387,949	305,334
Total liabilities and shareholders’ equity	$1,257,675	$1,206,445

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, except per share and share data)

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Net earned premiums	$152,380	$152,309	$622,831	$592,292
Net investment income	8,522	6,937	31,573	27,259
Net realized (losses) gains on investments	(149)	(42)	305	1,274
Finance and other service income	4,480	3,917	16,748	15,615
Total revenue	165,233	163,121	671,457	636,440

Losses and loss adjustment expenses	91,873	104,852	385,593	425,061
Underwriting, operating and related expenses	33,334	38,426	146,669	145,075
Interest expenses	238	192	948	672
Total expenses	125,445	143,470	533,210	570,808

Income before income taxes	39,788	19,651	138,247	65,632
Income tax expense	12,829	6,488	43,065	20,642
Net income	$26,959	$13,163	$95,182	$44,990

Earnings per weighted average common share:
Basic	$1.72	$.85	$6.11	$2.94
Diluted	$1.69	$.84	$5.97	$2.90

Cash dividends paid per common share	$.18	$.12	$.60	$.44

Weighted average number of common shares outstanding:
Basic	15,654,929	15,413,796	15,578,039	15,315,877
Diluted	15,913,288	15,666,663	15,953,737	15,526,892